Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm



We consent to the use of our report dated March 28, 2007 on the financial statements of LongLeaf Community Bank as of December 31, 2006 and 2005 and for the years then ended, presented elsewhere herein, and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus.



/s/ Dixon Hughes PLLC
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Raleigh, North Carolina
January 30, 2008